Exhibit 99.1
Owens Corning Delivers Record Net Sales of $2.3 Billion,
Generates Net Earnings of $304 Million and Adjusted EBIT of $417 Million

TOLEDO, Ohio – April 27, 2022 - Owens Corning (NYSE: OC), a global building and construction materials leader, today reported first-quarter 2022 results.

•Reported Net Sales Increase of 23% to $2.3 Billion

•Expanded Adjusted EBITDA Margins to 23% and Adjusted EBIT Margins to 18%

•Delivered Diluted EPS of $3.03 and Adjusted Diluted EPS of $2.84

•Generated Operating Cash Flow of $158 Million and Free Cash Flow of $51 Million

•Returned $264 Million of Free Cash Flow to Shareholders through Dividends and Share Repurchases

“Building on the momentum from an outstanding 2021, Owens Corning delivered another great quarter to start the year. Our results are being driven by continued strong execution by our teams along with the structural improvements and strategic investments we are making to generate higher, more resilient earnings,” said Chair and Chief Executive Officer Brian Chambers. “We remain focused on servicing our customers’ near-term demand while also positioning ourselves to capitalize on longer-term secular trends that will drive additional growth for our company and value for our shareholders.”

Enterprise Performance

($ in millions, except per share amounts)	First-Quarter
	2022	2021	Change
Net Sales	$ 2,346	$ 1,915	$431	23%
Net Earnings Attributable to OC	304	210	94	45%
Adjusted EBITDA	543	400	143	36%
Adjusted EBIT	417	282	135	48%
Diluted EPS	3.03	1.98	1.05	53%
Adjusted Diluted EPS	2.84	1.79	1.05	59%
Operating Cash Flow	158	204	(46)	(23%)
Free Cash Flow	51	120	(69)	(58%)

Capital Deployment and Liquidity

•During first-quarter 2022, Owens Corning repurchased 2.5 million shares of common stock for $229 million. As of the end of the quarter, 10.9 million shares were available for repurchase under the current authorization.

•In the first quarter of 2022, Owens Corning paid $35 million for its quarterly cash dividend of $0.35 per common share, a 35% increase compared with the prior quarterly dividend. In February, Owens Corning announced that its Board of Directors declared a quarterly cash dividend of $0.35 per common share. The dividend was paid on April 7 to shareholders of record as of March 4.

•Owens Corning continues to generate strong and consistent cash flows and maintain a solid investment-grade balance sheet.

•Earlier this month, Owens Corning signed an agreement with JR Plastics Corporation to acquire WearDeck®, a premium producer of composite weather-resistant decking for commercial and residential applications. The transaction is subject to regulatory approvals and other customary conditions and is anticipated to close by the end of second-quarter 2022. This transaction advances the company’s strategy to pivot its Composites business to focus on higher-value material solutions within the building and construction industry. WearDeck® is estimated to generate full year 2022 revenues of approximately $60 million.

•In October, the company announced its decision to explore strategic alternatives for its DUCS product line. Recently, the company received a binding offer relating to the sale of the DUCS manufacturing assets located in Chambéry, France, subject to the standard consultation process for French M&A transactions and it could complete the transaction by the end of the second quarter. This would result in a divestiture of approximately $100 million of revenue on an annualized basis. Consistent with its strategy to accelerate growth and generate higher and more sustainable margins, the company will convert the other two DUCS facilities to produce glass fiber supporting building and construction applications.

“We are pleased with our cash flow performance to start the year. In the first quarter of 2022, we generated $158 million of operating cash flow and $51 million of free cash flow,” said Executive Vice President and Chief Financial Officer Ken Parks. “Our strong and consistent cash generation, combined with our solid investment-grade balance sheet, position us well to continue to execute on our business strategies to grow our company, while remaining committed to returning at least 50% of free cash flow to shareholders over time.”

Segment Performance
•Composites net sales increased 28% to $714 million in first-quarter 2022 compared with first-quarter 2021, primarily due to higher selling prices and the favorable impact of customer mix. EBIT increased $75 million to $154 million, with 22% EBIT margins, on higher selling prices, improved production leverage, and favorable mix, which more than offset input cost inflation and increased transportation costs.

•Insulation net sales increased 23% to $859 million in first-quarter 2022 compared with first-quarter 2021, driven by higher selling prices and sales volumes. EBIT increased $47 million to $129 million, with 15% EBIT margins, on higher selling prices and sales volumes, which more than offset input cost inflation and increased transportation costs.

•Roofing net sales increased 18% to $838 million in first-quarter 2022 compared with first-quarter 2021 primarily driven by higher selling prices. Overall, volumes were relatively flat as higher shingle volumes were offset by lower Components volumes. EBIT increased $20 million to $176 million, with 21% EBIT margins, primarily due to higher selling prices more than offsetting input cost inflation, mainly asphalt and other petroleum-based products, and increased transportation costs.

Other Key Highlights
•Owens Corning sustained a high level of safety performance in first-quarter 2022, with a recordable incident rate (RIR) of 0.51, a 22% improvement over first-quarter 2021.

•Owens Corning continues to be a leader in environmental, social and governance (ESG) matters. In March, the company published its 16th annual Sustainability Report which presented the results of its sustainability work during 2021, as well as progress toward its ambitious 2030 goals. The company’s key pillars are to expand its product handprint, reduce its environmental footprint, and improve its social impact in its communities.

•In March, the company was recognized by the Ethisphere Institute as one of the 2022 World’s Most Ethical Companies for the fifth consecutive year. It was one of just three honorees in the Construction and Building Materials industry.

•In April, the company announced the appointment of David Rabuano as Senior Vice President and Chief Sustainability Officer, effective May 1, 2022. Mr. Rabuano succeeds Frank O’Brien-Bernini, who is retiring after 38 years with the company.

•Owens Corning continues to invest in accelerating new product and process innovation to support customers and generate additional growth. In the first quarter, it launched 16 new or refreshed products.

•In late March, Owens Corning made the decision to exit Russia through a transfer or sale of its facilities and, earlier this month, halted all future investments in Russia. The company is working to expedite its exit, while remaining committed to the safety and security of its employees in the country. 2021 net sales in Russia were approximately $100 million, or about 1% of the company’s consolidated net sales.

Second-Quarter and Full-Year 2022 Outlook
•The key economic factors that impact the company’s businesses are residential repair and remodeling activity, U.S. housing starts, global commercial construction activity, and global industrial production.

•In the near term, the company expects the U.S. residential housing market and global commercial and industrial markets to remain strong. The company continues to closely manage the ongoing impacts of inflation, supply chain disruptions, and the regional impacts of the COVID-19 pandemic on the business.

•For second-quarter 2022, the company expects overall performance to result in net sales and adjusted EBIT growth for the quarter, versus the comparable quarter in the prior year.

Current 2022 financial outlook is presented below:

General Corporate Expenses	$160 million to $170 million
Interest Expense	$115 million to $125 million
Effective Tax Rate on Adjusted Earnings	25% to 27%
Cash Tax Rate on Adjusted Earnings	22% to 24%
Capital Additions	Approximately $480 million
Depreciation and Amortization	Approximately $520 million

The above outlook excludes the impact of any acquisitions or divestitures not yet completed.

First-Quarter 2022 Conference Call and Presentation
Wednesday, April 27, 2022
9 a.m. Eastern Time

All Callers

•Live dial-in telephone number: U.S. 1.844.200.6205; Canada 1.833.950.0062; and other international +1.929.526.1599.
•Entry number: 528847 (Please dial in 10-15 minutes before conference call start time)
•Live webcast: https://events.q4inc.com/attendee/472541443

Telephone and Webcast Replay

•Telephone replay will be available one hour after the end of the call through May 4, 2022. In the U.S., call 1.866.813.9403. In Canada, call 1.226.828.7578. In other international locations, call + 44 204.525.0658.
•Conference replay number: 108916.
•Webcast replay will be available for one year using the above link.

About Owens Corning

Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our three integrated businesses – Composites, Insulation, and Roofing – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with approximately 20,000 employees in 33 countries dedicated to generating value for our customers and shareholders and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2021 sales of $8.5 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors’ understanding of the company’s financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders (“adjusted EPS”), adjusted pre-tax earnings, free cash flow and free cash flow conversion. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see Table 2 for EBIT, adjusted EBIT, EBITDA and adjusted EBITDA, Table 3 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow.

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company’s mandatory debt service requirements. As a conversion ratio, free cash flow is compared to adjusted earnings. Free cash flow and free cash flow conversion are used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.

When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: the severity and duration of the current COVID-19 pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; levels of residential, commercial and industrial construction activity; levels of global industrial production; availability and cost of energy, transportation, raw materials or other inputs; issues related to acquisitions, divestitures, joint ventures or expansions; competitive and pricing factors; demand for our products; relationships with key customers; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; climate change, weather conditions and storm activity; uninsured losses, including those from natural disasters, pandemics, catastrophe, theft or sabotage; legal and regulatory proceedings, including litigation and environmental actions; changes to tariff, trade or investment policies or laws; research and development activities and intellectual property protection; issues involving implementation and protection of Information technology systems; achievement of expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees, labor disputes or shortages; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of April 27, 2022, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Todd Romain	Amber Wohlfarth
419.248.7826	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
NET SALES	$2,346	$1,915
COST OF SALES	1,727	1,471
Gross margin	619	444
OPERATING EXPENSES
Marketing and administrative expenses	184	174
Science and technology expenses	23	20
Other income, net	(28)	(48)
Total operating expenses	179	146
OPERATING INCOME	440	298
Non-operating income	(2)	(3)
EARNINGS BEFORE INTEREST AND TAXES	442	301
Interest expense, net	28	33
EARNINGS BEFORE TAXES	414	268
Income tax expense	107	59
Equity in net earnings of affiliates	—	1
NET EARNINGS	307	210
Net earnings attributable to noncontrolling interests	3	—
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$304	$210
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$3.06	$1.99
Diluted	$3.03	$1.98
WEIGHTED AVERAGE COMMON SHARES
Basic	99.5	105.4
Diluted	100.2	106.0

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting income (expense) items to EBIT are shown in the table below (in millions):

	Three Months Ended March 31,
	2022	2021
Restructuring costs	$(6)	$(1)
Gain on sale of Shanghai, China facility	27	—
Gains on sale of certain precious metals	4	20
Total adjusting items	$25	$19

The reconciliation from Net earnings attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended March 31,
	2022	2021
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$304	$210
Net earnings attributable to noncontrolling interests	3	—
NET EARNINGS	307	210
Equity in net earnings of affiliates	—	1
Income tax expense	107	59
EARNINGS BEFORE TAXES	414	268
Interest expense, net	28	33
EARNINGS BEFORE INTEREST AND TAXES	442	301
Adjusting items from above	25	19
ADJUSTED EBIT	$417	$282
Net Sales	$2,346	$1,915
ADJUSTED EBIT as a % of Net sales	18%	15%

EARNINGS BEFORE INTEREST AND TAXES	442	301
Depreciation and amortization	132	119
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	574	420
Adjusting items from above	(25)	(19)
Accelerated depreciation included in restructuring	(6)	(1)
ADJUSTED EBITDA	$543	$400
Net sales	$2,346	$1,915
ADJUSTED EBITDA as a % of Net sales	23%	21%

Table 3
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from Net earnings attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended March 31,
	2022	2021
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$304	$210
Adjustment to remove adjusting items (a)	(25)	(19)
Adjustment to remove tax expense on adjusting items (b)	6	5
Adjustment to remove significant tax items (c)	—	—
Adjustment to tax expense to reflect pro forma tax rate (d)	—	(6)
ADJUSTED EARNINGS	$285	$190

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.03	$1.98
Adjustment to remove adjusting items (a)	(0.25)	(0.18)
Adjustment to remove tax expense on adjusting items (b)	0.06	0.05
Adjustment to remove significant tax items (c)	—	—
Adjustment to tax expense to reflect pro forma tax rate (d)	—	(0.06)
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$2.84	$1.79

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted-average number of shares outstanding used for basic earnings per share	99.5	105.4
Non-vested restricted and performance shares	0.7	0.5
Options to purchase common stock	—	0.1
Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	100.2	106.0

(a)	Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items.
(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item.
(c)	There were no significant tax items in the first three months of 2022 or 2021.
(d)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2022, we have used a full year pro forma effective tax rate of 26%, which is the mid-point of our 2022 effective tax rate guidance of 25% to 27%, excluding the adjusting items referenced in (a), (b) and (c). For comparability, in 2021, we have used an effective tax rate of 24%, which was our 2021 effective tax rate, excluding the adjusting items referenced in (a), (b) and (c).

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

ASSETS	March 31, 2022	December 31, 2021
CURRENT ASSETS
Cash and cash equivalents	$748	$959
Receivables, less allowance of $11 and $9 at March 31, 2022 and December 31, 2021, respectively	1,395	939
Inventories	1,147	1,078
Other current assets	141	121
Total current assets	3,431	3,097
Property, plant and equipment, net	3,825	3,873
Operating lease right-of-use assets	182	158
Goodwill	983	990
Intangible assets	1,606	1,617
Deferred income taxes	30	31
Other non-current assets	259	249
TOTAL ASSETS	$10,316	$10,015
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,328	$1,095
Current operating lease liabilities	52	49
Other current liabilities	619	553
Total current liabilities	1,999	1,697
Long-term debt, net of current portion	2,959	2,960
Pension plan liability	72	77
Other employee benefits liability	156	157
Non-current operating lease liabilities	131	109
Deferred income taxes	376	376
Other liabilities	258	304
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,091	4,092
Accumulated earnings	2,974	2,706
Accumulated other comprehensive deficit	(581)	(581)
Cost of common stock in treasury (c)	(2,144)	(1,922)
Total Owens Corning stockholders’ equity	4,341	4,296
Noncontrolling interests	24	39
Total equity	4,365	4,335
TOTAL LIABILITIES AND EQUITY	$10,316	$10,015

(a)10 shares authorized; none issued or outstanding at March 31, 2022, and December 31, 2021
(b)400 shares authorized; 135.5 issued and 98.1 outstanding at March 31, 2022; 135.5 issued and 100.4 outstanding at December 31, 2021
(c)37.4 shares at March 31, 2022, and 35.1 shares at December 31, 2021

Table 5
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$307	$210
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	132	119
Deferred income taxes	3	13
Provision for pension and other employee benefits liabilities	1	—
Stock-based compensation expense	12	12
Gains on sale of certain precious metals	(4)	(20)
Other adjustments to reconcile net earnings to cash provided by operating activities	26	14
Changes in operating assets and liabilities	(301)	(136)
Pension fund contribution	(1)	(1)
Payments for other employee benefits liabilities	(3)	(4)
Other	(14)	(3)
Net cash flow provided by operating activities	158	204
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant, and equipment	(107)	(84)
Proceeds from the sale of assets or affiliates	10	—
Derivative settlements	11	(35)
Other	(2)	(2)
Net cash flow used for investing activities	(88)	(121)
NET CASH FLOW USED FOR FINANCING ACTIVITIES
Purchases of noncontrolling interest	(9)	—
Net decrease in short-term debt	(5)	—
Dividends paid	(35)	(55)
Purchases of treasury stock	(229)	(142)
Other	(7)	3
Net cash flow used for financing activities	(285)	(194)
Effect of exchange rate changes on cash	4	(1)
Net decrease in cash, cash equivalents, and restricted cash	(211)	(112)
Cash, cash equivalents and restricted cash at beginning of period	966	724
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$755	$612

Table 6
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended March 31,
	2022	2021
Net sales	$714	$559
% change from prior year	28%	13%
EBIT	$154	$79
EBIT as a % of net sales	22%	14%
Depreciation and amortization expense	$43	$38

Insulation
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Insulation segment (in millions):

	Three Months Ended March 31,
	2022	2021
Net sales	$859	$700
% change from prior year	23%	16%
EBIT	$129	$82
EBIT as a % of net sales	15%	12%
Depreciation and amortization expense	$53	$51

Roofing
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Roofing segment (in millions):

	Three Months Ended March 31,
	2022	2021
Net sales	$838	$711
% change from prior year	18%	28%
EBIT	$176	$156
EBIT as a % of net sales	21%	22%
Depreciation and amortization expense	$14	$15

Table 7
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)
Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended March 31,
	2022	2021
Restructuring costs	$(6)	$(1)
Gain on sale of Shanghai, China facility	27	—
Gains on sale of certain precious metals	4	20
General corporate expense and other	(42)	(35)
EBIT	$(17)	$(16)
Depreciation and amortization	$22	$15

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by operating activities to free cash flow is shown in the table below (in millions):

	Three Months Ended March 31,
	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$158	$204
Less: Cash paid for property, plant and equipment	(107)	(84)
FREE CASH FLOW	$51	$120